Exhibit 99.1

Antigenics Reports First Quarter 2008 Financial Results

Conference Call to Follow

NEW YORK--(BUSINESS WIRE)--Antigenics Inc. (NASDAQ: AGEN) reported results today for the quarter ended March 31, 2008. The company incurred a net loss attributable to common stockholders of $11.3 million, or $0.20 per share, basic and diluted, for the first quarter of 2008, compared with a net loss attributable to common stockholders in the first quarter of 2007 of $8.9 million, or $0.19 per share, basic and diluted. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended March 31, 2008 and 2007 was $9.4 million and $9.3 million, respectively. The 2008 results reflect, among other things, the company’s efforts to obtain registration and conduct pre-commercial launch activities for Oncophage in Russia and the timing of milestone achievements by Antigenics’ licensees of its QS-21 adjuvant. Cash, cash equivalents and short-term investments amounted to $35.4 million as of March 31, 2008, and, as adjusted for fundraising activities subsequent to the end of the quarter, amounted to $55.9 million on a pro forma basis.

“With the achievement of our regulatory approval in Russia, we have made great strides in bringing our cancer vaccine Oncophage to patients” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “Russia has become the fastest growing pharmaceutical market amongst major countries and offers an exciting opportunity for launching Oncophage. In addition, we remain on track to submit a marketing authorization application to the European regulatory authorities by year-end.”

Corporate Update

  In April, the Russian Ministry of Public Health issued a registration certificate for Oncophage® (vitespen) as an adjuvant treatment of kidney cancer patients at intermediate risk for disease recurrence. This is the first ever formal regulatory approval of a patient-specific therapeutic cancer vaccine worldwide and the first ever cancer vaccine to be approved in a major market. Oncophage is also the first post-surgical treatment option available for patients in Russia with nonmetastatic kidney cancer.
  Russian approval was based on results from the Phase 3 clinical study that showed that patients receiving Oncophage in the intermediate-risk population (stages I/II high-grade, III T1/2/3a low-grade) who were without disease at baseline (n = 362) demonstrated a clinically significant improvement in recurrence-free survival of approximately 45 percent over patients in the observation arm (P < 0.01; hazard ratio = 0.55). Of the total 604 eligible patients in the study, 172 patients (28 percent) were enrolled at the eight sites in Russia.

  Launch activities are ongoing, and the company anticipates that it could begin generating modest revenues from Oncophage in Russia in the second half of 2008.
  Oncophage for commercial use in Russia will be manufactured at Antigenics’ state of the art personalized protein manufacturing facility in Lexington, Massachusetts. The facility has been operational for clinical production for approximately five years and has been used to manufacture product for hundreds of patients at more than 150 treatment centers worldwide.
  Antigenics continues to investigate additional registrational opportunities for Oncophage. The company is working towards filing a marketing authorization application in the European Union for conditional authorization of Oncophage as an adjuvant treatment for kidney cancer patients by the end of the year.
  Antigenics expects the data from its Phase 3 study of Oncophage in kidney cancer to be submitted for publication to a peer-reviewed journal in mid-2008.
  The company continues to consider Oncophage registrational pathways in the U.S. in kidney cancer as well as in glioma. Enrollment is ongoing in the Phase 2 portion of the investigator-sponsored glioma study at the University of California, San Francisco.
  A poster presentation of data from the Phase 2 feasibility study of Oncophage in non-small cell lung cancer will be made at the Annual Meeting of the American Society of Clinical Oncology (ASCO) to be held May 30 – June 3, 2008.
  Clinical development is ongoing for approximately 15 QS-21-containing vaccines by Antigenics’ collaborative partners, including two vaccines in Phase 3 clinical studies. Antigenics anticipates that the first vaccine containing QS-21 could launch in the 2010 timeframe.
  Analysis of immune response in serum samples of patients treated in the Phase 1 study of AG-707 in genital herpes has been initiated at Antigenics. Data is expected to be available in mid-2008.
  In April, Antigenics raised gross proceeds of $21 million in a private placement of common stock and warrants.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or 706.679.7741 (international); the access code is 44383079. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on May 15, 2008. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 44383079. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; potential strategies and timing for pursuing marketing registration for Oncophage in Europe; the availability, presentation and publication of data; present and future clinical trials; the advancement and potential timing for commercial launch of products using QS-21 by Antigenics’ licensees; and the potential timing and scale of generating revenues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians and patients; the possibility that results from future treatments with Oncophage will not be as favorable as the results from our subset analysis; the inability to secure local distributors and reimbursement mechanisms in Russia or any other jurisdiction in which Antigenics may obtain product approval; the ability to raise capital and finance future development of Oncophage; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products containing QS-21; and the factors described under the Risk Factors Section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2007. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. The amount of revenue we generate will depend on, among other things, securing reimbursement mechanisms and physician and patient assessment of the benefits and cost-effectiveness of Oncophage. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2008	2007

Revenue	$850	$2,353

Operating expenses:
Research and development	5,731	5,962
General and administrative	5,273	4,335

Operating loss	(10,154)	(7,944)

Other expense, net	(917)	(752)

Net loss	(11,071)	(8,696)

Dividends on Series A convertible preferred stock	(198)	(198)

Net loss attributable to common stockholders	$(11,269)	$(8,894)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.20)	$(0.19)
Weighted average number of common shares outstanding, basic and diluted	55,746	45,962

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	$35,410	$18,679
Total assets	60,218	44,537
Total stockholders' deficit	(30,538)	(47,060)

CONTACT:
Antigenics Inc.
Robert Anstey, 800-962-2436
Investor Relations
ir@antigenics.com
or
Sunny Uberoi, 212-994-8206
Corporate Communications
suberoi@antigenics.com